                                                                    EXHIBIT 99.1

RPM

                             RPM International Inc.
                                Quarterly Report
                                Nine-Month Report
                                February 28, 2003


                        - Third Quarter
                          - Record Sales            + 6%
                          - Earnings                +49%
                          - Earnings Per Share      +33%
                        - Record Nine Months
                          - Sales                   + 5%
                          - Earnings                +22%
                          - Earnings Per Share      + 8%


TO OUR SHAREHOLDERS:

For the period ended February 28, 2003, RPM reported continued growth in sales, net income and earnings per share for both the third quarter and nine months of fiscal 2003.

THIRD-QUARTER RESULTS

Record net sales for the third quarter totaled $433.6 million, an increase of 6 percent compared with sales of $407.5 million in the fiscal 2002 third quarter. Consumer segment sales were essentially flat, reflective of the recently softened retail environment, while industrial segment sales grew 11 percent, mainly from continued strength of services sales. This growth includes several small acquisitions and favorable foreign exchange rates, which contributed approximately 3 percent sales growth to each segment.Net income improved by 49 percent, to $4.9 million, and earnings per share grew 33 percent to $0.04, compared with net income of $3.3 million and earnings per share of $0.03 in the fiscal 2002 third quarter. This year's results reflect reduced interest expense in addition to solid earnings improvements in both operating segments. The 11.5 million common shares issued in connection with the March 2002 follow-on equity offering did not have a dilutive effect on earnings per share in this year's third quarter.

NINE-MONTH RESULTS

For the first nine months of fiscal 2003, RPM reported record net sales of $1,493.9 million, a 5 percent improvement compared with sales of $1,428.7 million in the first nine months of fiscal 2002. The industrial and consumer segments reported sales growth of 5 percent and 4 percent, respectively, including 1 percent contribution to each segment from small acquisitions and favorable foreign exchange rates.Record nine-month net income of $78.7 million strengthened by 22 percent compared with net income of $64.3 million in the first nine months of fiscal 2002, while record earnings per share of $0.68 climbed 8 percent compared with earnings per share of $0.63 in the prior year period. The 11.5 million common shares issued in connection with the March 2002 follow-on equity offering had a dilutive effect on earnings per share of approximately $0.05 in the fiscal 2003 nine-month period.Through nine months, RPM has generated $51 million of free cash flow after capital expenditures and dividends, enabling the internal funding of several acquisitions, totaling $20 million, and debt reduction of $15 million.

SHARE REPURCHASE PLAN

On February 13, 2003, RPM's board of directors authorized the repurchase of up to 10 million shares of RPM Common Stock over the next 12 months. Repurchase of shares under this program may be made in the open market or in private transactions at times and in amounts and prices that management deems appropriate. The company may terminate or limit the repurchase program at any time. As a result of certain temporary blackout restrictions associated with the company's 401(k) Retirement Plan, there were no share repurchases under this program as of the end of the third quarter.

CASH DIVIDEND

On April 4, 2003, RPM's board of directors approved the company's current quarterly cash dividend of $0.13 per share, payable April 30, 2003, to shareholders of record as of April 14, 2003. This payment represents a 4 percent increase over the quarterly cash dividend paid at this time last year. RPM's latest cash dividend increase in October 2002 marked its 29th consecutive year of increased cash dividends paid to its shareholders.

OUTLOOK

We are pleased that we were able to maintain our positive momentum in the third quarter, which is historically RPM's weakest quarter because of seasonal effects. Our ability to grow income at record levels reflects the leverage gained from strategic actions over the past several years to lower our costs and strengthen our capital structure, as well as the focus and determination of RPM employees worldwide.Separately, as we have previously communicated, based on recent asbestos claims activity, our third party insurance may be depleted in the coming months. In view of this situation and while keeping a watchful eye on federal and state legislative activities, we have begun a formal process to estimate the cost of our future asbestos liabilities. The timing of this effort is uncertain, but we hope to complete this process with the reporting of our fiscal 2003 year-end results. At the conclusion of this process, we would anticipate accruing a material liability sufficient to cover those estimated future costs.As we have reported for many years, RPM has been the subject of asbestos lawsuits principally associated with a product line of our Bondex subsidiary, which was discontinued over 25 years ago. Thousands of otherwise healthy and vibrant companies in the United States have come under financial pressure as a result of the massive increase in asbestos-related claims in recent years, mostly on behalf of people who are not sick. This situation has impacted enough companies, enough employees, and enough of America's investor base to have a noticeable, detrimental effect on our entire economy. Accordingly, Congress is considering legislation that would appropriately direct resources to those individuals who are truly suffering from asbestos-related diseases, while bringing an end to this unneccesary strain on a significant portion of America's industrial economy. We urge you to write your Senators and U.S. House Representatives requesting that they complete their work on asbestos legislation and send a bill to the President to resolve this financial quagmire for American companies.In the meantime, as a result of our performance to date, and in spite of a still weak economic outlook, we remain confident that our operations will continue to deliver strong results through the end of our fiscal year. We appreciate the dedicated efforts of our employees, and the continuing support and confidence of our shareholders.

Sincerely yours,

/s/ Frank C. Sullivan

Frank C. Sullivan
President and Chief Executive Officer

April 30, 2003

                             RPM International Inc.
                        P.O. Box 777, Medina, Ohio 44258
                                  330-273-5090
                                FAX 330-225-8743
                                  800-776-4488
                             http://www.rpminc.com
                           E-mail: rpmcorp@rpminc.com

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Unaudited)
In thousands, except per share data

                                         Nine Months Ended      Three Months Ended
                                           February 28,             February 28,
                                    -----------------------   -----------------------
                                       2003         2002         2003         2002
                                    ----------   ----------   ----------   ----------
NET SALES .......................   $1,493,943   $1,428,693   $  433,562   $  407,538
Cost of sales ...................      813,639      777,415      246,610      228,902
                                    ----------   ----------   ----------   ----------
Gross profit ....................      680,304      651,278      186,952      178,636
Selling, general & administrative
  expenses ......................      538,944      521,720      173,338      166,025
Interest expense, net ...........       20,290       32,083        6,102        7,660
                                    ----------   ----------   ----------   ----------
Income before income taxes ......      121,070       97,475        7,512        4,951
Provision for income taxes ......       42,374       33,142        2,629        1,677
                                    ----------   ----------   ----------   ----------
NET INCOME ......................   $   78,696   $   64,333   $    4,883   $    3,274
                                    ==========   ==========   ==========   ==========
Basic earnings per share of
  common stock ..................   $     0.68   $     0.63   $     0.04   $     0.03
                                    ==========   ==========   ==========   ==========
Diluted earnings per share of
  common stock ..................   $     0.68   $     0.63   $     0.04   $     0.03
                                    ==========   ==========   ==========   ==========
Average shares of common
  stock outstanding - basic .....      115,193      102,346      115,583      102,508
                                    ==========   ==========   ==========   ==========
Average shares of common
  stock outstanding - diluted ...      116,022      102,857      116,121      103,720
                                    ==========   ==========   ==========   ==========

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
In thousands

                                             Nine Months Ended
                                                February 28,
                                          ----------------------
                                             2003         2002
                                          ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income .........................   $  78,696    $  64,333
   Depreciation and amortization ......      42,285       41,785
   Items not affecting cash and other .         563       (8,716)
   Changes in operating working capital      (4,237)      34,037
                                          ---------    ---------
                                            117,307      131,439
                                          ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures ...............     (22,017)     (16,241)
   Acquisition of new businesses,
    net of cash acquired ..............     (19,547)        --
                                          ---------    ---------
                                            (41,564)     (16,241)
                                          ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
   (Decrease) in debt .................     (14,922)     (63,033)
   Cash dividends .....................     (44,123)     (38,167)
   Exercise of stock options ..........       3,286        4,932
                                          ---------    ---------
                                            (55,759)     (96,268)
                                          ---------    ---------
   Net Increase in Cash and Short-Term
    Investments .......................   $  19,984    $  18,930
                                          =========    =========

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
In thousands

                                            February 28,
                                       -----------------------
                                          2003         2002
                                       ----------   ----------
ASSETS
   Current assets ..................   $  766,196   $  736,735
   Property, plant & equipment (net)      357,164      345,326
   Other assets ....................      894,423      886,134
                                       ----------   ----------
    Total Assets ...................   $2,017,783   $1,968,195
                                       ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities .............   $  302,314   $  385,952
   Long-term debt, less current
    maturities .....................      694,774      814,606
   Other liabilities ...............      101,241      103,009
                                       ----------   ----------
    TOTAL LIABILITIES ..............    1,098,329    1,303,567
   Stockholders' equity ............      919,454      664,628
                                       ----------   ----------
    TOTAL LIABILITIES &
     STOCKHOLDERS' EQUITY ..........   $2,017,783   $1,968,195
                                       ==========   ==========


Cautionary statement for purposes of the Safe Harbor provisions of The Private Securities Litigation Reform Act of 1995: Statements in this quarterly report that are not strictly historical may be forward-looking statements which involve risks and uncertainties. Risk factors include general economic and industry conditions, effects of leverage, legal and environmental matters, technological developments, product pricing, raw material cost changes, and international operations, among others, which are set forth in the company's SEC filings.